Exhibit 99.1

December 7, 2004

John Lowber, (907) 868-5628; jlowber@gci.com
Bruce Broquet, (907) 868-6660; bbroquet@gci.com
David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE

               GCI CLOSES $70 MILLION ADD-ON BOND TRANSACTION AND
                  REPURCHASE OF 3.75 MILLION SHARES HELD BY MCI

ANCHORAGE, AK -- General Communication, Inc. (NASDAQ: GNCMA) ("GCI") announced today the closing of its $70 million add-on bond transaction. In a private transaction concurrent with add-on bond closing, GCI repurchased 3,751,509 GCI Class A common shares at $8.33 per share and $10 million face value of GCI Series C Preferred Stock from MCI. The aggregate amount of the equity repurchase totaled $41.3 million. In addition, $10 million of the add-on bond proceeds were used to repay GCI's outstanding balance on its revolving credit facility. The remaining balance of the bond proceeds of more than $17 million, after fees and expenses, will be used for other general corporate purposes.

The add-on bond transaction was led by Deutsche Bank Securities. Jefferies & Company, Inc., and Calyon Securities (USA) Inc. participated as co-managers.

GCI is the largest Alaska-based and operated integrated telecommunications provider. A pioneer in bundled services, GCI provides local, wireless, and long distance telephone, cable television, Internet and data communication services. More information about the company can be found at www.gci.com.

The foregoing contains forward-looking statements regarding the company's expected results that are based on management's expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI's control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI's cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.


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